FOR IMMEDIATE RELEASE

April 8, 2010

Patient Portal Technologies, Inc. Announces Record Profit Growth and Backlog for First Quarter 2010

Baldwinsville, NY, April 8, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today financial results for the first quarter of fiscal 2010 ending March 31, 2010.

The Company reported strong first quarter 2010 results with significant increases in all profit measurements as well as a strong backlog of service revenue opportunities.

Net revenues for the first quarter ended March 31, 2010 were approximately $2.6 million representing an increase over the comparable period service revenue of $2.56 million for the first three months of 2009.  Sales activity and response to the company’s Total Satisfaction Program remain very strong. The Company has received approvals to upgrade and / or install its new service platform for 13 hospitals which will add $1.5 million to $2.0 million in annualized revenue.

The net loss for the quarter improved $633,000 from the same period in 2009. The net loss was $20,000, before preferred stock in kind dividends of $159,000, compared to a loss of $653,000 for the same period in 2009.

EBITDA (Earnings Before Taxes, Depreciation and Amortization)

Subtracting interest, taxes, depreciation and amortization from the Company’s net loss results in an EBITDA measurement. Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before these deductions which can mask true performance due to the nature of previous hospital contract acquisitions which tend to inflate amortization and depreciation expenses. We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The Company’s EBITDA improved 119% over the same period of 2009, from $217,000 to $475,000 in 2010.

EBITDA is calculated by taking the Company’s net loss before taxes of $20,000 and adding back the interest, taxes, depreciation and amortization of $495,000, which resulted in EBITDA of approximately $275,000 for 2010 compared to approximately $217,000 for the same period of 2009.

Additionally, cash income, EBITDA less interest expense, increased over 240% from the same period of 2009 from a loss of $283,000 to income of $394,000, an improvement of $676,000.

OVERALL

Business demand for the Total Satisfaction Platform continues to be strong and management expects the trend to continue throughout remainder of the year. The Company continues to focus its resources on strengthening its relationship and creating new partners to assist with the growth plan. Company CEO, Kevin Kelly commented, “Hospitals are keenly focused on improving patient satisfaction and interested in the Company’s approach and ability to deliver high impact solutions that meet their needs. We are very pleased with our performance to date and expect the trend to continue. The Total Satisfaction Platform is providing us with a clear market distinction for our services.  We expect revenues and profits to continue growing.”

Patient Portal Technologies, Inc. is a Total Satisfaction company, assisting hospitals to improve the patient’s experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information, go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708